UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐          Soliciting Material Under Rule 14a-12

CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II, L.P., SERIES Q
CRESCENDO INVESTMENTS II, LLC
CRESCENDO PARTNERS III, L.P.
CRESCENDO INVESTMENTS III, LLC
ERIC S. ROSENFELD
MYCA PARTNERS INC.
MYCA MASTER FUND, LTD.
ROBERT FRANKFURT
ARNAUD AJDLER
MICHAEL APPEL
CHARMING SHOPPES FULL VALUE COMMITTEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein (as defined below), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Charming Shoppes, Inc. (“Charming Shoppes”).

Item 1: On April 29, 2008, the Committee issued the following press release:

Press Release	Source: Charming Shoppes Full Value Committee

ISS Supports the Charming Shoppes Full Value Committee for Board Change at Charming Shoppes

Tuesday April 29, 10:48 am ET

Joins Glass Lewis As Second Proxy Advisory Firm To Recommend Shareholders Reject Company's Nominees Dorrit Bern, Allan Rosskamm and Jeannine Strandjord

Cites Consistent Financial Underperformance, Executive Compensation Issues and Corporate Governance Concerns in Supporting Change to Charming Shoppes Board

NEW YORK, April 29 /PRNewswire/ -- The Charming Shoppes Full Value Committee announced today that RiskMetrics Group - ISS Governance Services ("ISS"), a leading independent proxy voting advisory and corporate governance services firm used by over 1,700 financial institutions worldwide, has recommended that shareholders of Charming Shoppes, Inc. ("Charming Shoppes" or the "Company") (Nasdaq: CHRS - News) vote on the Committee's WHITE proxy card to elect Arnaud Ajdler and Michael Appel to the Board of Directors of Charming Shoppes at its 2008 Annual Meeting of Shareholders, which is scheduled for May 8, 2008. ISS joins Glass Lewis, another leading independent proxy voting advisory firm, in supporting change to the Charming Shoppes Board of Directors.

ISS concluded: "Given that Charming Shoppes has consistently underperformed its peers in terms of financial metrics, including operating profit margins and ROIC, and share price performance as in 1-, 3-, and 5-year TSR; has potential executive compensation issues; and has corporate governance concerns with respect to a classified board and a combined CEO and Chair position; we believe that inclusion of Mr. Ajdler and Mr. Appel would help provide better board oversight over the management. As such, we recommend that shareholders vote on the WHITE ballot, and vote FOR Mr. Ajdler and Mr. Appel ... ."

In its analysis, ISS also noted:

--
"We believe that dissidents have raised valid concerns regarding the company's core operating performance and strategic initiatives. Having reviewed both the dissidents nominees' and the incumbent directors' respective qualifications, we believe Messrs. Ajdler and Mr. Appel would bring relevant expertise to the board."

--	" ... the company's profit margins declined substantially more than its peers in FY07, resulting in margins that are the lowest amongst its peer group."

--	" ... while both the company and its peer group have seen decreases in stock price, CHARMING SHOPPES STOCK PRICE HAS DECLINED AT A MUCH STEEPER RATE." (emphasis added)

--
"Since its acquisition in June 2005, the Direct to-Consumer segment has had significantly lower EBIT margins and ROA than the Retail segment (excluding write-offs). Additionally, in FY07, the company took an $86.8 million charge for goodwill impairment related to the Crosstown Traders acquisition. The goodwill impairment charge represents approx. 33 percent of the acquisition price paid for Crosstown Traders in June 2005. Additionally, in our discussions, the management conceded that the integration of Crosstown Traders took longer than planned, including missteps in the consolidation of the apparel catalog titles and unanticipated increases in postage, paper and print costs."

--
"Charming Shoppes, as Plaintiff in the lawsuit between it and dissidents, served 17 subpoenas to third parties calling for the production of documents and the giving of oral testimony. The majority of the parties served were institutional shareholders of Charming Shoppes' common stock. Dissidents moved to quash these third party subpoenas, claiming, among other reasons, that the aggressive nature of the subpoenas acted to intimidate the shareholders from meeting with dissidents during the proxy solicitation process. The court granted dissidents' motion. ISS NOTES THAT ISSUING SUBPOENAS TO A BROAD LIST OF SHAREHOLDERS DURING A PROXY CONTEST IS A PARTICULARLY AGGRESSIVE AND DEFENSIVE ACTION TO BE TAKEN BY A TARGET COMPANY." (emphasis added)

--	" ... it seems that the company's strategic initiatives, at least in the past, have not succeeded in enhancing shareholder value."

The Committee strongly encourages Charming Shoppes shareholders to sign, date, and return the WHITE proxy card and vote FOR Arnaud Ajdler, Robert Frankfurt and Michael Appel. Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, D.F. King & Co., Inc. toll-free at (800) 735-3107.

     Contact:
     Crescendo Partners II, L.P.
     Eric Rosenfeld or Arnaud Ajdler, (212) 319-7676

     Myca Partners, Inc.
     Robert Frankfurt, (212) 587-7611

Source: Charming Shoppes Full Value Committee